EX 99.28(d)(205)

Amendment
to
Investment Sub-Advisory Agreement
Between
Jackson national Asset Management, LLC
and
Goldman Sachs Asset Management, L.P.

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and Goldman Sachs Asset Management, L.P., a limited partnership organized under the laws of the state of Delaware and registered investment adviser (“Sub-Adviser”).

Whereas, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of May 2, 2005 (as amended, the “Agreement”), whereby Adviser appointed Sub-Adviser to provide certain sub-investment advisory services to investment portfolios of JNL Series Trust.

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, the Adviser and Sub-Adviser have agreed to a fee reduction for the JNL/Goldman Sachs Emerging Markets Debt Fund.

Whereas, in order to reflect this fee reduction, Schedule B to the Agreement must be amended.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated May 24, 2011, attached hereto.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of June 15, 2011, effective as of May 24, 2011.

Jackson National Asset Management, LLC	Goldman Sachs Asset Management, L.P.
By: /s/ Mark D. Nerud	By: /s/ Marie M. O'Neill
Name: Mark D. Nerud	Name: Marie M. O'Neill
Title: President and CEO	Title: Managing Director

Schedule B
Dated May 24, 2011
(Compensation)

JNL/Goldman Sachs Core Plus Bond Fund
Average Daily Net Assets	Annual Rate
$0 to $500 Million	.25%
$500 Million to $1 Billion	.17%
Amounts over $1 Billion	.15%

JNL/Goldman Sachs Emerging Markets Debt Fund
Average Daily Net Assets	Annual Rate
$0 to $200 Million	.50%
$200 Million to $1 Billion	.45%
Amounts over $1Billion	.40%

JNL/Goldman Sachs Mid Cap Value Fund
Average Daily Net Assets	Annual Rate
$0 to $100 Million	.50%
Amounts over $100 Million	.45%

JNL/Goldman Sachs U.S. Equity Flex Fund
Average Daily Net Assets	Annual Rate
$0 to $150 Million	.45%
Amounts over $150 Million	.40%

B-1